NEWS RELEASE                                           [COOPER COMPANIES LOGO]





CONTACTS:
DAVID B. FRANK                                        NORRIS BATTIN
JENNIFER R. WALL                                      THE COOPER COMPANIES, INC.
D.F. KING & CO., INC.                                 714-597-8130 EXT. 3343 OR
212-269-5550                                          714-673-4299

FOR IMMEDIATE RELEASE


          THE COOPER COMPANIES REPORTS THIRD QUARTER EARNINGS PER SHARE
                            OF 40 CENTS VS. 24 CENTS

    1996 EPS Outlook Raised to Range of $1.30 to $1.35 Including Tax Benefits

                       -- Income From Operations Up 87% --

         -- Core Businesses Post Combined 22% Quarterly Revenue Gain --

          -- Hospital Group of America Reports Continued Improvement --

          -- Quarterly Operating Cash Flow Improves To $5.3 Million --





IRVINE and PLEASANTON, Calif., August 27, 1996 -- The Cooper Companies, Inc., (NYSE/PSE:COO) today reported financial results for the third quarter of fiscal 1996 and increased its estimate of 1996 fiscal year net income and earnings per share.

For the three months ended July 31, 1996, the Company reported net income of $4.7 million, or 40 cents per share, compared to $2.8 million, or 24 cents per share, in the third quarter of 1995. Income from operations rose to $5.5 million from $2.9 million in last year's third quarter, an increase of 87%.

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Results for the third quarter of fiscal 1996 include a gain of $615 thousand, or
5 cents per share, related to the reversal of tax accruals no longer required, but not related to the anticipated recording of deferred tax assets in the fourth quarter of 1996. Fiscal 1995 third quarter results included a $1.0 million credit to net income, or 9 cents per share, primarily related to the settlement of certain disputes.

Revenue for the quarter was $28.9 million, up 14% compared to the third quarter of 1995, with strong gains in the Company's two core businesses, CooperVision, up 13%, and CooperSurgical, up 54%, including the beneficial effect of the Unimar acquisition in April 1996. Together, these two businesses grew 22% over the same period in 1995. Revenue at the Company's Hospital Group of America
(HGA) unit grew 4% over last year's third quarter.

For the first nine months of fiscal 1996, net income was $8.1 million, or 69 cents per share, compared to $3.7 million, or 32 cents per share, in the same period a year ago. Income from operations increased by 107% to $11.2 million from $5.4 million in the first nine months of 1995.

Revenue for the nine-month period was $77.9 million, up 8%. CooperVision's sales grew 14% and CooperSurgical's sales grew 28%. Together, these two core businesses grew 17% compared to the first nine months of 1995. HGA's revenue declined 4%, but is flat when revenue from a hospital contract which expired in May 1995 is eliminated from the comparison.

Commenting on the third quarter's performance, A. Thomas Bender, President and Chief Executive Officer, said, "Our specialty healthcare product businesses, CooperVision, our contact lens business, and CooperSurgical, our gynecology business, continued this year's strong revenue and operating income performance. We continue to gain market share in vision care and in women's health. At HGA, our psychiatric healthcare business, results are improving. Hampton Hospital has shown steady monthly revenue and operating income improvement as a result of the first quarter's medical staff transition, and we have successfully expanded day treatment and outpatient programs at all three of our hospitals.

"With these continued excellent operating results plus 35 cents per share in tax benefits -- five cents per share recorded in the third quarter -- we are increasing our earnings per share estimate for fiscal 1996 to a range of $1.30 to $1.35. We also continue to pursue our goal to acquire businesses that complement our strategy, create profits and thereby accelerate the use of the Company's $240 million net operating loss carryforward."

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Operating cash flow, Bender noted, continued to rebound from the first quarter's traditionally low levels to a positive $5.3 million during the third quarter. In addition, the Company is finalizing documentation with its lender to amend its $11 million of HGA debt. Among other things, the Company expects that the interest rate on this debt will be reduced by two percentage points effective at the beginning of fiscal 1997. A rate reduction of one percentage point has also been recently effected under CooperVision's $8 million line of credit, which at July 31, 1996, had $845,000 in advances outstanding.

Business Unit Performance

                            REVENUE BY BUSINESS UNIT

                              (Dollars In Millions)




                                  Three Months ended July 31,           Nine Months ended July 31,
                                 1996       1995       % Growth       1996      1995        % Growth
                                 ----       ----       --------       ----      ----        --------
CooperVision                    $13.0      $11.5         13%         $35.2      $30.8          14%
CooperSurgical                    5.0        3.3         54%          12.1        9.5          28%
Hospital Group of America        10.9       10.5          4%          30.6       31.9          -4%
                                -----      -----                      -----     ----
                                $28.9      $25.2         14%          $77.9     $72.2           8%
                                =====      =====                      =====     =====

CooperVision

CooperVision's sales grew 13% to $13.0 million in the third quarter and by 14% to $35.2 million year to date. Sales in the United States grew 16% quarter to quarter. This strong growth is driven by CooperVision's line of toric contact lenses to correct astigmatism, that now accounts for 52% of its total sales. Sales of toric lenses increased 36% compared to the third quarter of the previous year and have grown 35% year to date. CooperVision recently announced that it was doubling the capacity of its Scottsville, New York, facility where its popular line of Preference Torico lenses are manufactured.

The Company estimates that the size of the toric contact lens market in the United States is about $140 million at the manufacturers' level. About $60 million of this market is conventional toric contact lenses, a slow growth, low priced segment. CooperVision competes primarily in the two faster growing, more profitable toric lens market segments estimated at about $80 million: planned replacement toric lenses and custom toric lenses.

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In the estimated $50 million  "planned  replacement"  toric  segment,  so called because patients replace their lenses monthly or quarterly based on comfort and clinical success, CooperVision has more than doubled its business during the first nine months of the fiscal year.

Preference Toric'TM' lenses are manufactured using deposit resistant material that can offer patients additional convenience by eliminating an extra step in lens cleaning. Also, lens practitioners can fit patients more easily with Preference"R" lenses than with competing brands because of the wide range of lens parameters that CooperVision offers.

CooperVision now holds about 50% of the estimated $30 million custom toric segment -- lenses manufactured-to-order for difficult to fit patients -- and estimates its unit growth at twice the rate of the market.

The rapid growth in sales of higher margin toric  lenses,  together with ongoing
manufacturing   efficiencies,   has  resulted  in   year-to-year   gross  margin
improvements from 73% to 76% of sales.

Bender, who is also President of Irvine, Calif., based CooperVision, said, "We expect double-digit growth to continue in our contact lens business as we grow our share of the toric lens market and enter into relationships with potential Asian and European partners. In addition, we plan to add three new specialty lenses to our product line during the next six to twelve months."

CooperSurgical

CooperSurgical's sales during the third quarter were $5.0 million, up 54% over the comparable prior period last year, and have increased 28% to $12.1 million year to date. For the nine-month period, the gynecology product line grew 43%. The increase was due primarily to sales of the Unimar and Blairden RUMI'TM' products acquired in April 1996 and June 1995, respectively, and continued growth in its LEEP'TM' line of disposable surgical instruments. CooperSurgical's sales mix continues to shift toward its gynecology product line, which now accounts for approximately 90% of its sales.

In the first nine months of 1996, CooperSurgical has generated operating income of $1.1 million compared with a moderate loss for the comparable 1995 period. The Unimar product line, acquired in April, contributed positively during its first full quarter as part of the division.

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Nicholas J. Pichotta, President of CooperSurgical,  said, "Over the past several years, CooperSurgical has developed a strong franchise with the gynecologist. We continue to build the business by actively pursing the acquisition of companies and product lines, by developing strategic alliances with technology driven companies and by launching a steady stream of internally developed new products. During the past twelve months, we purchased Unimar and introduced six products that we developed internally. Five more products are scheduled for launch in the months ahead. CooperSurgical is now right-sized and well positioned to compete effectively in the medical market for women's healthcare products."

During the quarter, CooperSurgical was awarded two patents. The first covers a key LEEP'TM' accessory product, AstrinGyn'R', used to help control bleeding after biopsy or excision procedures, and the second protects CooperSurgical's RUMI'TM' uterine manipulator used in laparoscopic hysterectomies.

Hospital Group of America

Hospital Group of America (HGA), the Company's psychiatric services business, reported third quarter revenue of $10.9 million compared to $10.5 million in the third quarter of 1995. Year to date, HGA revenue declined 4% to $30.6 million, but is flat when revenue from a hospital contract which expired in May of 1995 is eliminated from the comparison. In the second and third quarters of 1996, following the transition of the Medical staff at Hampton Hospital, HGA's revenues have shown positive growth compared to the comparable quarters in 1995. As shown in the table below, increased patient visits to outpatient and day treatment programs have helped to offset pressure on revenue resulting from declining average length of stay.

In August, HGA announced that it would open a Residential Treatment Center in Kouts, Indiana, to support its nearby Hartgrove Hospital facility. The new Center is a subacute facility for intermediate-term stays that provides stepped-down, cost-effective care for selected patients.

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                            HOSPITAL GROUP OF AMERICA
                        SELECTED STATISTICAL INFORMATION

                                Three Months Ended July 31,        Nine Months Ended July 31,

                                   1996    1995   % Change          1996    1995   % Change
                                   ----    ----   --------          ----    ----   --------
Licensed inpatient  beds            269      269     -                269     269      -
Inpatient admissions              1,373    1,186     16%            3,847   3,708       4%
Total inpatient days             15,932   15,398      4%           46,279  48,240      -4%
Average length of stay (days)      11.6     13.0    -11%             12.0    13.0      -8%
Total outpatient visits          11,884    6,795     75%           34,476  20,497      68%




Tax Benefits

In addition to the $615 thousand (5 cents per share) tax benefit recorded in the third quarter of 1996, the Company's earnings estimate for fiscal 1996 includes a credit to earnings of $3.5 million, or 30 cents per share, resulting from the anticipated recording of a like amount of net deferred tax assets. This deferred tax asset reflects an anticipated reduction of a valuation allowance which, in accordance with Generally Accepted Accounting Principles, had precluded the Company from carrying as an asset on its balance sheet the tax benefit attributable to any of its $240 million net operating loss carryforward. The Company anticipates that, effective at the end of the 1996 fiscal year, it will be able to recognize a portion of this asset assuming certain levels of earnings before taxes are achieved. The Company's current estimates considerably exceed this required level.

Fiscal Year Business Outlook

This press release contains forward-looking projections of the Company's results. Actual results could differ materially from these projections. Additional information concerning factors that could cause material differences can be found in the Company's periodic filings with the Securities and Exchange Commission. These are available publicly and on request from the Company's investor relations department.

The Cooper Companies, Inc. and its subsidiaries develop, manufacture and market specialty healthcare products and services. CooperVision, Inc., located in Irvine, Calif., with additional manufacturing facilities in Huntington Beach, Calif., Rochester, N. Y., and Ontario and Quebec,

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Canada,  markets a broad  range of contact  lenses for the vision  care  market.
CooperSurgical, Inc., located in Shelton, Conn., markets diagnostic and surgical instruments and accessories for the gynecological market. Hospital Group of America, Inc. provides psychiatric services through hospitals and satellite locations in New Jersey, Delaware and Illinois.

NOTE: An interactive telephone system that provides stock quotes, recent press releases, financial data and management commentary about the Company may be reached toll free at 1-800-334-1986. Press releases and selected financial data are also available at www.businesswire.com on the Internet.

                             (FINANCIALS TO FOLLOW)


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                   THE COOPER COMPANIES, INC. AND SUBSIDIARIES

                   Consolidated Condensed Statement of Income
                    (In thousands, except per share figures)

                                   (Unaudited)





                                         Three Months Ended          Nine Months Ended
                                             July 31,                     July 31,
                                        ---------------------       ----------------------

                                          1996         1995           1996           1995
                                        --------     --------       -------        -------
Net sales of products                    $18,001       $14,751       $47,339        $40,323
Net service revenue                       10,870        10,498        30,556         31,930
                                          ------        ------        ------         ------
   Net operating revenue                  28,871        25,249        77,895         72,253
                                          ------        ------        ------         ------
Cost of products sold                      5,507         4,628        14,252         12,939
Cost of services provided                 10,027        10,110        29,164         30,477
Selling, general and admin-
  istrative  expense                       7,283         6,744        21,627         20,275
Research and development
  expense                                    294           632           887          2,507
Amortization of intangibles                  286           211           717            633
                                         -------       -------       -------        -------
Income from operations                     5,474         2,924        11,248          5,422
                                         -------       -------        ------        -------
Credits from settlements of
  disputes, net                                -         1,031           223          1,499
Interest expense                           1,403         1,192         3,965          3,472
Other income, net                              2           142           184            442
                                         -------       -------       -------        -------
Income before income taxes                 4,073         2,905         7,690          3,891
Provision for (benefit of) income taxes (    596)          85       (    440)           191
                                         -------       -------       -------        -------

Net income                               $ 4,669       $ 2,820       $ 8,130       $  3,700
                                          ======        ======        ======        =======

Earnings per share                       $  0.40       $  0.24       $  0.69       $   0.32
                                          ======        ======        ======        =======

Average number of common
  shares used to compute

  earnings per share                      11,793        11,589        11,741         11,580
                                          ======        ======        ======         ======



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                   THE COOPER COMPANIES, INC. AND SUBSIDIARIES
                      Consolidated Condensed Balance Sheet
                                 (In thousands)
                                   (Unaudited)




                                                   July 31,        October 31,
                                                    1996              1995
                                                 -----------      -----------
                                     ASSETS

Current assets:
  Cash and cash equivalents                    $       3,143   $     11,207
  Trade receivables, net                              21,519         17,717
  Inventories                                         10,196          9,570
  Other current assets                                 2,685          2,734
                                                   ---------      ---------
     Total current assets                             37,543         41,228
                                                   ---------      ---------
Property, plant and equipment, net                    34,170         34,062
Intangibles, net                                      21,676         14,933
Other assets                                           1,570          1,769
                                                   ---------      ---------
                                                 $    94,959    $    91,992
                                                   =========      =========



                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
  Current installments of long-term debt         $       794     $    2,288
  Notes payable                                          845          1,025
  Other current liabilities                           32,312         36,300
                                                   ---------      ---------
     Total current liabilities                        33,951         39,613
                                                   ---------      ---------

Long-term debt                                        48,136         43,490
Other liabilities                                      6,362         10,638
                                                   ---------      ---------
     Total liabilities                                88,449         93,741
                                                   ---------      ---------

Common stock, $.10 par value                           1,166          1,158
Additional paid-in capital                           183,977        183,840
Translation adjustments                             (    349)      (    333)
Accumulated deficit                                 (178,284)      (186,414)
                                                   ---------      ---------
     Total stockholders' equity (deficit)              6,510       (  1,749)
                                                   ---------      ---------
                                                  $   94,959     $   91,992
                                                   =========      =========



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                       STATEMENT OF DIFFERENCES
                       ------------------------

            The trademark symbol shall be expressed as.... 'TM'
            The registered symbol shall be expressed as.... 'R'



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